Press Release	Source: Left Right Marketing Technology Inc.

Left Right Marketing Technology Inc. Looks to the Future with Great Optimism

Wednesday June 30, 5:58 pm ET

LAS VEGAS--(BUSINESS WIRE)--June 30, 2004--Following a recent shareholder letter, Left Right Marketing Technology Inc. (OTCBB: LRMK - News) President/CEO Mick Hall expressed his optimism today about moving forward with their business model.

Hall's Remarks:

"We are in the process of securing significant funding on an institutional level. Although we are unable to discuss the details of this transaction at this time, it is sufficient to say that this funding will allow us to forge ahead with the execution of our business model. In addition, securing this funding will be a key indicator that we are gaining momentum.

We believe we have set very realistic goals for our company based on business plan and our unique business model. If you take a look at some of our projections, you'll see that our goals are modest considering the fact that the e-commerce industry is projected to exceed a total of $229 billion in spending by 2008. The markets that we are targeting are anticipated to reach $81 billion by 2008.

Out of our four primary revenue-producing projects, we anticipate that the CrazyGrazer.com (www.crazygrazer.com) Web site and the public access kiosks will provide the company with the bulk of our revenue over the next 24 months. Our market share goals for the served markets for these two initiatives are as follows:

CrazyGrazer.com Web site

2005 - .13% (of $49 billion)

2006 - .21% (of $60 billion)

2007 - .85% (of $71 billion)

2008 - 1.37% (of $81 billion)

Market share including the CrazyGrazer.com public access kiosks

2005 - .18% (of $49 billion)

2006 - .38% (of $60 billion)

2007 - 1.21% (of $71 billion)

2008 - 1.73% (of $81 billion)

A significant goal for us is to have our CrazyGrazer.com in-room hotel shopping network in place to service the estimated 400,000 hotel rooms that have Internet access within the U.S. This number is expected to increase to 2.7 million rooms by 2007. Although not included in the above projections, this is a significant market for us."

Upon the completion of Left Right Marketing Technology's purchase of NeoLink Wireless Content Inc., which currently offers two MobiTV live television channels to 26 million Sprint customers, we anticipate being able to provide U.S. customers the opportunity to view and purchase products via cell phones.

Investors and LRMK stockholders are urged to read LRMK's annual report on Form 10-KSB and Forms 8-K, available free of charge on the SEC's Web site, www.sec.gov.

Forward-Looking Statements: The statements in this press release regarding the company's business plans, anticipated performance by the company, any opinions expressed about the pending acquisition of NeoLink and its holdings, any benefits from the forecasted kiosk and in-room hotel projected markets, any benefits of the anticipated consumer impact from various points of contact as a result of new technology, the uniqueness of CrazyGrazer.com's service, the company's future success, the success and future revenue projections from e-commerce, future opportunities and any other effect, result or aspect of the transaction references to the anticipated revenue from future e-commerce industry performance and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Left Right Marketing Technology Inc., Las Vegas

Bonnie Smith, 702-318-2760

Source: Left Right Marketing Technology Inc.